Exhibit 99.1

Contact:

M. Todd Holt

Chief Financial Officer

Knology, Inc.

706-645-8752

todd.holt@knology.com

KNOLOGY ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

PRAIRIEWAVE COMMUNICATIONS

WEST POINT, Ga. — (January 9, 2007) — Knology, Inc. (NASDAQ-GM: KNOL) today announced that it has entered into a definitive agreement to acquire PrairieWave Communications, a voice, video and high-speed internet broadband services provider in South Dakota, as well as portions of Minnesota and Iowa. Knology will pay cash consideration of $255 million, subject to customary closing adjustments. PrairieWave currently serves approximately 57,000 residential customers and 7,200 business customers in two primary market areas surrounding Sioux Falls and Rapid City, South Dakota. These customers represent over 156,000 broadband connections, including approximately 70,000 voice, 46,000 video and 40,000 internet connections. Knology expects the transaction to close in the second quarter of 2007, subject to the satisfaction of closing conditions, including the receipt of regulatory approvals with respect to the municipal franchises.

“This is an exciting transaction for our company,” said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. “PrairieWave is a highly successful, customer-focused business that will expand Knology’s footprint by adding meaningful scale to our existing operations. PrairieWave has achieved excellent bundled penetration and attractive EBITDA and free cash flow margins, and we believe this acquisition will complement our continued focus on organic growth in the existing Knology markets.”

Bruce Herman, President and CEO of PrairieWave Communications said, “We have worked extremely hard to build an exceptional business and believe it is the right time to combine with Knology in order to maximize the benefit to our employees, our customers and our investors. This transaction will strengthen our business and provide more resources to better serve our customers.”

Credit Suisse acted as financial advisor to Knology and has provided a financing commitment for the transaction. PrairieWave was advised by Daniels & Associates, L.P.

Conference Call and Replay

Knology has scheduled a conference call to discuss the acquisition of PrairieWave, which will be broadcast live over the Internet on Tuesday, January 9, 2007 at 9:00 a.m. Eastern Time. Related presentation materials will be posted to the “Investor Relations” section of the Company’s Web site at www.knology.com prior to the call. The presentation materials will be in Adobe Acrobat format. Investors, analysts and the general public will have the opportunity to listen to the conference call over the Internet by visiting Knology’s Web site at www.knology.com. An audio archive of the conference call will be available on Knology’s website for approximately 30 days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Friday, January 12, by dialing 800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. #5957799.

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Knology Announces Definitive Agreement to Acquire PrairieWave Communications

January 9, 2007

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

About PrairieWave

PrairieWave Communications provides telephone, cable television, Internet, phone directory and cable advertising services for residential and business customers in the Rapid City and Sioux Falls, South Dakota regions, including parts of Minnesota and Iowa. With its proprietary network, approximately 400 employees and 16 local offices, PrairieWave is dedicated to enhancing the quality of life for its customers and supporting the economic development of their communities by providing reasonably priced, advanced communications services to their homes and businesses. For more information, visit www.prairiewave.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. For instance, while we have entered into a definitive agreement with PrairieWave, we may not complete the acquisition or we may not complete the transaction in a timely manner. In the event we do not receive the financing necessary to complete the acquisition or if required regulatory or other approvals are not received or the other conditions to closing are not satisfied, the transaction will not be completed. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements, except as required by law.

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